The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the Securities and we are not soliciting an offer to buy the Securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated May 10, 2019

Pricing Supplement dated May , 2019 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 Barclays Bank PLC Capped Buffer GEARS (with fixed coupons)

Linked to the S&P 500® Index due on or about May 28, 2021

Investment Description

The Capped Buffer GEARS (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the S&P 500® Index (the “Underlying”). If the Underlying Return is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Underlying Return times the Upside Gearing of 1.5, up to the Maximum Gain, which will be set on the Trade Date and will be between 14.50% and 16.00%. If the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold (90% of the Initial Underlying Level), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Underlying Level is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer of 10%. In addition, on each annual Coupon Payment Date, including the Maturity Date, the Issuer will pay you a coupon (the “Fixed Coupon”), regardless of the performance of the Underlying. Investing in the Securities involves significant risks. You may lose up to 90% of your principal. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS- 4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑ Enhanced Growth Potential, Subject to Maximum Gain: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Underlying, up to the Maximum Gain.

❑ Fixed Coupon: The Issuer will pay you a Fixed Coupon on each Coupon Payment Date, including the Maturity Date, regardless of the performance of the Underlying.

❑ Buffered Downside Market Exposure: If the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Underlying Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	May 28, 2019
Settlement Date: Coupon Payment Dates:	May 31, 2019 Annually (see PS-6)
Final Valuation Date:	May 25, 2021
Maturity Date:	May 28, 2021
[1] Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Securities remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date. In addition, the Coupon Payment Dates, the Final Valuation Date and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, SUBJECT TO THE BUFFER AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS- 7 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE SECURITIES, BY ACQUIRING THE SECURITIES, EACH HOLDER OF THE SECURITIES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS- 4 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Capped Buffer GEARS linked to the S&P 500® Index. The return on the Securities (excluding Fixed Coupons) is subject to the predetermined Maximum Gain and the corresponding maximum payment at maturity per Security. The Maximum Gain, maximum payment at maturity per Security, Initial Underlying Level and Downside Threshold will be set on the Trade Date. The Initial Underlying Level will be the Closing Level of the Underlying on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Underlying	Maximum Gain	Maximum Payment at Maturity per Security (excluding Fixed Coupons)	Upside Gearing	Initial Underlying Level	Downside Threshold	Buffer	Fixed Coupon Rate	CUSIP/ ISIN
S&P 500® Index (SPX)	14.50% to 16.00%	$11.45 to $11.60	1.5	•	90% of the Initial Underlying Level (rounded to two decimal places)	10%	2.00% per annum	06747B605 / US06747B6056

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1,2]	Underwriting Discount[2]	Proceeds to Barclays Bank PLC
Per Security	$10	$0	$10
Total	$•	$•	$•

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.700 and $9.957 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.

[2]	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $10 per Security and will not receive a sales commission. See “Supplemental Plan of Distribution” on page PS-16 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

t	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

t	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Securities” refers to the Capped Buffer GEARS that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the range for the Maximum Gain set forth in this pricing supplement. We determined the size of the range for the Maximum Gain based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Securities and/or any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS- 7 of this pricing supplement.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Securities further acknowledges and agrees that the rights of the holders of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your principal.

t   You can tolerate a loss of up to 90% of your principal, and you are willing to make an investment that may have downside market risk similar to the Underlying, subject to the Buffer at maturity and the Fixed Coupons.

t   You believe the Underlying will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain.

t   You understand and accept that your potential return (excluding Fixed Coupons) is limited by the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Maximum Gain will be set on the Trade Date).

t   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t   You are willing to forgo any dividends paid on the securities composing the Underlying.

t   You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

t   You understand and are willing to accept the risks associated with the Underlying.

t   You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Securities, including any repayment of principal.

t   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your principal.

t   You cannot tolerate the loss of up to 90% of your principal, or you are not willing to make an investment that may have downside market risk similar to the Underlying, subject to the Buffer at maturity and the Fixed Coupons.

t   You believe the Underlying will depreciate over the term of the Securities and the Final Underlying Level is likely to be less than the Downside Threshold, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain.

t   You seek an investment that has unlimited return potential without a cap on appreciation, or you would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Maximum Gain will be set on the Trade Date).

t   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t   You would prefer to receive any dividends paid on the securities composing the Underlying.

t   You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

t   You do not understand or are not willing to accept the risks associated with the Underlying.

t   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

t   You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments due to you under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS- 7 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “S&P 500® Index” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term[2]:	Approximately 2 years
Reference Asset[3]:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “Underlying”)
Coupon Payment Dates[2]:	May 28, 2020 and the Maturity Date
Payment at Maturity (per Security):

The payment at maturity per Security, in addition to the Fixed Coupon otherwise due on the Maturity Date, is set forth below.

•     If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing, but no more than the Maximum Gain. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

•     If the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

•     If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying in excess of the Buffer, and you will lose up to 90% of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Upside Gearing:	1.5
Maximum Gain:	14.50% to 16.00%. The actual Maximum Gain will be set on the Trade Date and will not be less than 14.50%.
Fixed Coupon:

The Fixed Coupon is a fixed amount payable annually based on the per annum Fixed Coupon Rate, regardless of the performance of the Underlying.

The Fixed Coupon Rate is 2.00% per annum. Accordingly, the Fixed Coupon payable on each Coupon Payment Date is equal to $0.20 per Security.

Underlying Return:	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level:	The Closing Level of the Underlying on the Trade Date
Final Underlying Level:	The Closing Level of the Underlying on the Final Valuation Date
Downside Threshold:	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement
Buffer:	10%
Closing Level[3]:	Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

Investment Timeline
Trade Date:	The Initial Underlying Level is observed, the Downside Threshold is determined and the Maximum Gain is set.

Maturity Date:

The Final Underlying Level is observed and the Underlying Return is determined on the Final Valuation Date.

The payment at maturity per Security, in addition to the Fixed Coupon otherwise due on the Maturity Date, is set forth below.

If the Underlying Return is positive, the Issuer will pay the principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing, but no more than the Maximum Gain. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

If the Underlying Return is zero or negative but the Final Underlying Level is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + [$10 × (Underlying Return + Buffer)]

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, your principal is fully exposed to the decline in the Underlying in excess of the Buffer, and you will lose up to 90% of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. You may lose up to 90% of your principal. The Final Underlying Level is observed relative to the Downside Threshold only on the Final Valuation Date, and the downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Securities remains the same. The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day or if a market disruption event occurs on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or, with respect to the Maturity Date, if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, the Calculation Agent may select a successor underlying or, if no successor underlying is available, will calculate the value to be used as the Closing Level of the Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of the Underlying in the event of certain changes in or modifications to the Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying or the securities composing the Underlying. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

t	You risk losing up to 90% of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. The Issuer will repay you the principal amount of your Securities only if the Final Underlying Level is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Final Underlying Level is less than the Downside Threshold, you will be exposed to the decline in the Underlying in excess of the Buffer and the Issuer will repay less than the full principal amount of the Securities at maturity, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Accordingly, you may lose up to 90% of your principal.

t	Buffered downside market exposure applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the level of the Underlying is greater than the Downside Threshold.

t	The Upside Gearing applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize (excluding Fixed Coupons) may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying’s return itself, even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.

t	Your maximum return on the Securities (excluding Fixed Coupons) is limited by the Maximum Gain — If the Final Underlying Level is greater than the Initial Underlying Level, for each Security, the Issuer will pay you at maturity (in addition to the Fixed Coupon otherwise due) $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date. Therefore, you will not benefit from any positive Underlying Return in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Underlying or its underlying components.

t	The probability that the Final Underlying Level will be less than the Downside Threshold will depend on the volatility of the Underlying — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility at the time the terms of the Securities are set, the greater the expectation is at that time that the Final Underlying Level will be less than the Downside Threshold, which would result in a loss of up to 90% of your principal at maturity. However, the Underlying’s volatility can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential loss of up to 90% of your principal at maturity.

t	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

t	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Securities losing all or a part of the value of your investment in the Securities or receiving a different security from the Securities, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

t	Owning the Securities is not the same as owning the securities composing the Underlying — The return on your Securities may not reflect the return you would realize if you actually owned the securities composing the Underlying. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Underlying would have.

t	The Underlying reflects the price return of the securities composing the Underlying, not the total return — The return on the Securities (in excess of Fixed Coupons) is based on the performance of the Underlying, which reflects changes in the market prices of the securities composing the Underlying. The Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Underlying. Accordingly, the return on the Securities will not include such a total return feature.

t	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. We will not pay compensation to the Agents in connection with the distribution of the Securities.

t	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

t	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

t	Potential Barclays Bank PLC impact on the level of the Underlying — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying or the securities composing the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Securities.

t	The Final Underlying Level is not based on the level of the Underlying at any time other than the Final Valuation Date — The Final Underlying Level will be based solely on the Closing Level of the Underlying on the Final Valuation Date and the payment at maturity will be based solely on the Final Underlying Level as compared to the Initial Underlying Level. Therefore, if the level of the Underlying has declined as of the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Underlying Level been determined at a time prior to such decline or after the level of the Underlying has recovered. Although the level of the Underlying on the Maturity Date or at other times during the term of your Securities may be higher than the level of the Underlying on the Final Valuation Date, you will not benefit from the level of the Underlying at any time other than the Final Valuation Date.

t	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the level of the Underlying on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Underlying and the securities composing the Underlying;

t	the time to maturity of the Securities;

t	the market prices of, and dividend rates on, the securities composing the Underlying;

t	interest and yield rates in the market generally;

t	supply and demand for the Securities;

t	a variety of economic, financial, political, regulatory and judicial events; and

t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

t	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

t	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

t	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

t	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

t	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

t	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Securities.

In connection with our normal business activities and in connection with hedging our obligations under the Securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlying or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Securities.

In addition, the role played by Barclays Capital Inc., as the agent for the Securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell the Securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Securities. As Calculation Agent, we will determine any values of the Underlying and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Underlying is to be determined; if the Underlying is discontinued or if the sponsor of the Underlying fails to publish the Underlying, selecting a successor underlying or, if no successor underlying is available, determining any value necessary to calculate any payments on the Securities; and calculating the value of the Underlying on any date of determination in the event of certain changes in or modifications to the Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities.

t	Tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Securities” on page PS-12 of this pricing supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities. The examples and table below do not take into account any tax consequences from investing in the Securities. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 2 years
Hypothetical Initial Underlying Level:	100.00
Upside Gearing:	1.5
Hypothetical Maximum Gain:	14.50% (the bottom of the range of 14.50% to 16.00%)
Hypothetical Downside Threshold:	90.00 (90% of the hypothetical Initial Underlying Level)
Buffer:	10%
Fixed Coupon Rate:	2.00% per annum
*	Terms used for purposes of these hypothetical examples may not represent the actual Maximum Gain, Initial Underlying Level, Downside Threshold or Final Underlying Level. The actual Maximum Gain will be set on the Trade Date. The hypothetical Initial Underlying Level of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Underlying Level. The actual Initial Underlying Level and resulting Downside Threshold will be based on the Closing Level of the Underlying on the Trade Date, and the actual Final Underlying Level will be the Closing Level of the Underlying on the Final Valuation Date. For historical Closing Levels of the Underlying, please see the historical information set forth under the section titled “S&P 500® Index” below. We cannot predict the Closing Level of the Underlying on any day during the term of the Securities, including on the Final Valuation Date.

Final Underlying Level	Underlying Return	Payment at Maturity (excluding Fixed Coupon)	Return on Securities at Maturity (excluding Fixed Coupon)[1]	Total Payments on Securities (including All Fixed Coupons)	Total Return on Securities (including All Fixed Coupons)[1]
180.00	80.00%	$11.450	14.50%	$11.850	18.50%
170.00	70.00%	$11.450	14.50%	$11.850	18.50%
160.00	60.00%	$11.450	14.50%	$11.850	18.50%
150.00	50.00%	$11.450	14.50%	$11.850	18.50%
140.00	40.00%	$11.450	14.50%	$11.850	18.50%
130.00	30.00%	$11.450	14.50%	$11.850	18.50%
120.00	20.00%	$11.450	14.50%	$11.850	18.50%
110.00	10.00%	$11.450	14.50%	$11.850	18.50%
109.67	9.67%	$11.450	14.50%	$11.850	18.50%
105.00	5.00%	$10.750	7.50%	$11.150	11.50%
102.50	2.50%	$10.375	3.75%	$10.775	7.75%
101.00	1.00%	$10.150	1.50%	$10.550	5.50%
100.00	0.00%	$10.000	0.00%	$10.400	4.00%
95.00	-5.00%	$10.000	0.00%	$10.400	4.00%
90.00	-10.00%	$10.000	0.00%	$10.400	4.00%
88.00	-12.00%	$9.800	-2.00%	$10.200	2.00%
80.00	-20.00%	$9.000	-10.00%	$9.400	-6.00%
70.00	-30.00%	$8.000	-20.00%	$8.400	-16.00%
60.00	-40.00%	$7.000	-30.00%	$7.400	-26.00%
50.00	-50.00%	$6.000	-40.00%	$6.400	-36.00%
40.00	-60.00%	$5.000	-50.00%	$5.400	-46.00%
30.00	-70.00%	$4.000	-60.00%	$4.400	-56.00%
20.00	-80.00%	$3.000	-70.00%	$3.400	-66.00%
10.00	-90.00%	$2.000	-80.00%	$2.400	-76.00%
0.00	-100.00%	$1.000	-90.00%	$1.400	-86.00%
[1]	The “return” is the number, expressed as a percentage, that results from comparing the payment per Security to the purchase price of $10 per Security.

Example 1 — The Closing Level of the Underlying increases 2.50% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 102.50, resulting in an Underlying Return of 2.50%.

Because the Underlying Return of 2.50% is positive and such Underlying Return multiplied by the Upside Gearing of 1.5 is less than the Maximum Gain of 14.50%, in addition to the Fixed Coupon otherwise due, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

$10 + ($10 × 2.50% × 1.5) = $10 + $0.375 = $10.375

The payment at maturity of $10.375 per Security (excluding Fixed Coupons) represents a return on the Securities of 3.75%. The total payment on the Securities over their term (including all Fixed Coupons) is $10.775 per Security, representing a total return on the Securities of 7.75%.

Example 2 — The Closing Level of the Underlying increases 20.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 120.00, resulting in an Underlying Return of 20.00%.

Because the Underlying Return of 20.00% is positive and such Underlying Return multiplied by the Upside Gearing of 1.5 is greater than the Maximum Gain of 14.50%, in addition to the Fixed Coupon otherwise due, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × the lesser of (a) Underlying Return × Upside Gearing and (b) the Maximum Gain)

$10 + ($10 × 14.50%) = $10 + $1.45 = $11.450

The payment at maturity of $11.450 per Security (excluding Fixed Coupons) represents a return on the Securities of 14.50%. The total payment on the Securities over their term (including all Fixed Coupons) is $11.850 per Security, representing a total return on the Securities of 18.50%. This is the maximum total payment on the Securities.

Example 3 — The Closing Level of the Underlying decreases 10.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 90.00, resulting in an Underlying Return of -10.00%.

Because the Underlying Return is negative but the Final Underlying Level is greater than or equal to the Downside Threshold, in addition to the Fixed Coupon otherwise due, the Issuer will repay the full principal amount at maturity of $10.000 per Security.

The payment at maturity of $10.00 per Security (excluding Fixed Coupons) represents a return on the Securities of 0.00%. The total payment on the Securities over their term (including all Fixed Coupons) is $10.400 per Security, representing a total return on the Securities of 4.00%.

Example 4 — The Closing Level of the Underlying decreases 12.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 88.00, resulting in an Underlying Return of -12.00%.

Because the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, in addition to the Fixed Coupon otherwise due, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + [$10 × (Underlying Return + 10%)]

$10 + [$10 × (-12.00% + 10%)] = $10 + -$0.20 = $9.800

The payment at maturity of $9.800 per Security represents a loss of 2.00% of the principal amount of the Securities, which reflects the Underlying Return of -12.00% plus the Buffer of 10%. However, the total payment on the Securities over their term (including all Fixed Coupons) is $10.200 per Security, representing a total return on the Securities of 2.00%.

Example 5 — The Closing Level of the Underlying decreases 60.00% from the Initial Underlying Level of 100.00 to a Final Underlying Level of 40.00, resulting in an Underlying Return of -60.00%.

Because the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, in addition to the Fixed Coupon otherwise due, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + [$10 × (Underlying Return + 10%)]

$10 + [$10 × (-60.00% + 10%)] = $10 + -$5 = $5.000

The payment at maturity of $5.000 per Security represents a loss of 50.00% of the principal amount of the Securities, which reflects the Underlying Return of -60.00% plus the Buffer of 10%. The total payment on the Securities over their term (including all Fixed Coupons) is $5.400 per Security, representing a total return on the Securities of -46.00%.

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, resulting in a loss of 1% of principal for every 1% decline in the Underlying in excess of the Buffer. Investors could lose up to 90% of their principal amount.

What Are the Tax Consequences of an Investment in the Securities?

The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of the Securities. It applies to you if you are an initial investor in the Securities that holds them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income, as well as the different consequences that may apply if you are subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;

•	an insurance company;

•	a “regulated investment company” as defined in Code Section 851;

•	a “real estate investment trust” as defined in Code Section 856;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a dealer in securities;

•	a person holding a Security as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to a Security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a former citizen or resident of the United States;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. The effects of any applicable state, local, or non-U.S. tax laws are not discussed. The discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b). You should consult your tax advisor concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of your Securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

The tax consequences of an investment in these Securities are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of these Securities, and we do not intend to request a ruling from the IRS regarding these Securities. In determining our reporting responsibilities, if any, we intend to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that are treated as ordinary income. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the IRS or a court might adopt. Unless otherwise indicated, the following discussion assumes that the treatment of the Securities as prepaid forward contracts with associated coupon payments that are treated as ordinary income is correct.

Tax Consequences to U.S. Holders

The following discussion applies to you if you are a “U.S. Holder” of a Security. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Security that is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Assuming the treatment described above is respected, any coupon payment that you receive should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. It is also likely that any sales proceeds attributable to an accrued coupon will be treated as ordinary income to you. Upon the taxable disposition of a Security (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount you realize (other than any coupon payment or sales proceeds attributable to an accrued coupon) and the amount you paid to acquire the Security. This gain or loss should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of the Securities at the original issue price. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Forward Contract with Associated Coupons

Due to the lack of direct legal authority, even if a Security is treated as a prepaid forward contract with associated coupons, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the Security in addition to the coupons you receive and/or to treat all or a portion of your gain or loss upon a taxable disposition of the Security (in addition to any coupon payment or sales proceeds attributable to an accrued but unpaid coupon, as discussed above) as ordinary income or loss instead of capital gain or loss.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially affected. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of Securities. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Security that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition (including maturity) of a Security. In this case, you should consult your tax advisor regarding the U.S. federal income tax consequences of the disposition.

Subject to the discussions below under “—Section 871(m) Withholding” and “—Foreign Account Tax Compliance Withholding,” we expect to treat payments on your Securities, and any gain realized on a disposition of a Security (including at maturity), as exempt from U.S. federal income tax (including withholding tax), provided that these amounts are not effectively connected with your conduct of a trade or business in the United States. However, you should in any event expect to be required to provide an IRS Form W-8 appropriate to your circumstances or other documentation to establish an exemption from backup withholding, as described below under “—Information Reporting and Backup Withholding.”

Section 871(m) Withholding

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

Foreign Account Tax Compliance Withholding

Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Securities that are treated as U.S.- source “fixed or determinable annual or periodical” income for U.S. federal income tax purposes, even if eligible for exemption under an applicable income tax treaty. Such withholding may also apply to payment of proceeds of sales or other disposition of the Securities, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than amounts treated as interest). We do not intend to treat payments with respect to the Securities as subject to FATCA withholding. You should consult your tax advisor regarding the potential application of FATCA to the Securities.

Information Reporting and Backup Withholding

You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your Securities unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances.

Amounts withheld under the backup withholding rules are not additional taxes, and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCERTAIN. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

S&P 500® Index

The Underlying consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the Underlying, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Cboe BZX, Cboe BYX, Cboe EDGA, Cboe EDGX or IEX were added to the universe of securities that are eligible for inclusion in the Underlying. Effective March 2017, the minimum unadjusted company market capitalization for potential additions to the Underlying was increased to $6.1 billion from $5.3 billion and, effective February 2019, was further increased to $8.2 billion. In addition, as of July 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the Underlying, but securities already included in the Underlying have been grandfathered and are not affected by this change.

Historical Information

The following graph sets forth the historical performance of the Underlying from January 2, 2008 through May 2, 2019, based on the daily Closing Levels of the Underlying. The Closing Level of the Underlying on May 2, 2019 was 2,917.52. The dotted line represents a hypothetical Downside Threshold of 2,625.77, which is equal to 90% of the Closing Level of the Underlying on May 2, 2019. The actual Downside Threshold will be based on the Closing Level of the Underlying on the Trade Date.

We obtained the Closing Levels of the Underlying from Bloomberg Professional® service, without independent verification. Historical performance of the Underlying should not be taken as an indication of future performance. Future performance of the Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the Underlying during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will not result in a loss of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price indicated on the cover of this pricing supplement. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc. will act as placement agent at an initial issue price of $10 per Security and will not receive a sales commission.

We expect that delivery of the Securities will be made against payment for the Securities on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on any date prior to two business days before delivery will be required, by virtue of the fact that the Securities will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Securities are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Securities or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.